Exhibit 10.18

Warehouse and Plot Lease

KIZAD LOGISTICS PARK

Unit no. LIU03 plus Plot KHIA4-14A

Signing Date: [             ]

ABU DHABI PORTS COMPANY PJSC

AND

NWTN TECHNOLOGIES INDUSTRIES - SOLE PROPRIETORSHIP L.L.C.

33.	General	35
34.	Notices	35
35.	Governing Law and Jurisdiction	35
36.	Waiver of Immunity	36
37.	No Waiver and Severance	36
38.	No Variation	36
39.	Legal Costs	36
40.	Counterparts	36
Schedule 1 Plans		37
Premises Plan		37
Schedule 2 Rights Granted		38
Schedule 3 Exceptions and Reservations		39
Schedule 4 Services		41
Schedule 5 Specifications		42
Part 1 ADPC Specifications		42
Part 2 Tenant’s Specification Modifications		43
Part III – Amendments and Special

Conditions	44
Schedule 6 Rent Escalation	45

THIS LEASE (this “Lease”) consists of the following:

Part I – Particulars;

Part II – Standard Terms; and

Part III – Amendments to Standard Terms and Special Conditions

PART I

PARTICULARS

1.	Signing Date:	[ ]

2.	ADPC:	ABU DHABI PORTS COMPANY PJSC, of Abu Dhabi Ports Company Building, Mina Road, PO Box 54477, Abu Dhabi, UAE (ADPC)

Contact details:

		Phone no.:	+971 (2) 695 2929

		Fax no.:	+971 (2) 695 2177

		Attention:	Mohamed Al Khadar Al Ahmed

3.	Tenant:	NWTN TECHNOLOGIES INDUSTRIES - SOLE PROPRIETORSHIP L.L.C. a company incorporated under the laws of Abu Dhabi with Commercial Registration Number of IN-2005090 and P.O. Box 6009, Silicon Oasis, Dubai, UAE (Tenant)

Contact details:

		Phone No:	+971 58 698 6286

		Attention:	Mr. Nan Wu

4.	Guarantor	Not Applicable

5.	Premises:	Plot KHIA4-14A comprising approximately 25,638.92 m2, which includes the factory, warehouses and offices comprising a Built-Up Area of approximately 11,840.78 m² as constructed on the Plot. The Plot and buildings located thereon are shown for the purposes of identification and edged red on the Premises Plan and as more particularly described in Clause 1.1.34 of this Lease.

6.	KIZAD:	The industrial zone at Taweelah, Abu Dhabi, owned by ADPC, including any and all extensions to the Kizad from time to time.

7.	Rent:	AED 2,368,156.00 per year plus any applicable Sales or Use Tax or VAT that may be applied pursuant to UAE Law. The Rent amounts shall be subject to annual revision in accordance with Clause 5 of this Lease.

8.	Rent Commencement Date	The date three (3) months from the Term Commencement Date

9.	Not used

10.	Term Commencement Date	October 1, 2022

11.	Term:	Five (5) Years commencing on the Term Commencement Date.

12.	Security Deposit:	means the amount of AED 592,039.00 as has been agreed between ADPC and the Tenant in accordance with Clause 6 of Part II Standard Lease Terms of this Lease.

13.	Permitted Use:

The use of the Premises as:

A      All actives specified in the industrial licence obtained by the company in the Emirates of Abu Dhabi which includes Industrial activities and related storage, distribution, and logistics activities; and

B       ancillary Office Premises and

in accordance with the Kizad Rules, the Use Restrictions and subject to the trade licence held by the Tenant.

PART II

STANDARD LEASE TERMS

THIS LEASE (this Lease) is made on the date written in Item 1 of the Particulars.

BETWEEN:

(1)	ABU DHABI PORTS COMPANY PJSC, incorporated by Emiri Decree no. 6 of 2006, having its registered office at Abu Dhabi Ports Company Building, Mina Road, PO Box 54477, Abu Dhabi, United Arab Emirates with commercial registration number 1004600 (ADPC); and

(2)	The person named and described in Item 3 of the Particulars (Tenant).

IT IS AGREED as follows:

1.	Definitions and Interpretation

1.1	Definitions

In this Lease:

1.1.1	Adjoining Property means all land and/or building adjoining or neighbouring the Premises.

1.1.2	ADPC means the party defined as such in the Particulars and includes its permitted successors and assignees entitled to the reversion to the interest created by this Lease from time to time.

1.1.3	ADPC Approvals means:

(a)	in relation to the Fit-Out Works or any permitted alterations or works by the Tenant on the Premises, the approvals required by the Tenant from ADPC under this Lease, the Kizad Rules, and the Fit-Out Guide, as amended from time to time in accordance with this Lease; and

(b)	in relation to matters other than the Fit-Out Works or any permitted alterations or works by the Tenant on the Premises, approvals required by the Tenant from ADPC under this Lease and the Kizad Rules as amended from time to time in accordance with this Lease, and ADPC Approval means any one of the ADPC Approvals.

1.1.4	AED means UAE Dirhams, the lawful currency of the UAE.

1.1.5	Affiliate means, in relation to a person (the first person), a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the first person (where control means the possession of the power to direct the management and policies of a person or the distribution of its profits).

1.1.6	Amendments and Special Conditions means the provisions set out in Part III of this Lease.

1.1.7	Applicable Law means the laws enacted or to be enacted either in the Emirate of Abu Dhabi or by the Federal legislature of the UAE, including Environmental Laws and laws concerning the registration of Relevant Interests and the regulation of the relationship between ADPC and the Tenant in the Emirate of Abu Dhabi and any other relevant laws, decrees and/or regulations that relate to or govern any of the matters referred to in this Lease.

1.1.8	Change of Control is defined in Sub-Clause 25.2.3 of Clause 25.2.

1.1.9	Claim means any suit, action, legal or administrative proceedings, claim, demand, loss, damages, liability, fine, cost and expense of whatsoever kind or nature (including reasonable attorney’s fees and expenses), whether arising before or after the expiry or early termination of this Lease but excluding any indirect or consequential damages.

1.1.10	Common Parts means areas which are provided for common use in Kizad including the pedestrian ways, Kizad roadways, vehicle routes, circulation areas, services areas, and landscaped areas.

1.1.11	Conduits means all pipes used for the transport of fixed substances, liquids, and gases as well as cables (whether electric, fibre or any other type), pipe racks and conveyor belts, in each case located in or above the ground, and all ancillary or related installations.

1.1.12	Environmental Laws means any Applicable Laws relating to the protection of the environment or harm to or the protection of human, animal or plant life, the air or any water body or system.

1.1.13	Event of Default is defined in Clause 27.3.

1.1.14	Fire System means the fire alarm system and sprinkler system situated at the Premises.

1.1.15	Fit-Out Guide means the rules and regulations promulgated by ADPC, relating to tenants’ Fit-Out Works, as amended from time to time.

1.1.16	Fit-Out Works means tenant’s Fit-Out works that include any of the following: fixtures, warehouse racking or storage solutions, air conditioning units for the warehouse cooling plant chillers, cold storage and ventilation, lighting or electrical works battery powered UPS, battery charging for M&E equipment, and any loading and unloading equipment attached the Premises (including but not limited to dock levellers, dock seals, canopies, and truck restraints).

1.1.17	Full Reinstatement Cost means the full cost of reinstating the Premises, ancillary expenses and architects’, surveyors’ and other professional fees and expenses incidental thereto.

1.1.18	Hazardous Substance means any solid, liquid, or gaseous substances having properties harmful to human health or adverse impact on the environment such as toxic substances, explosive, flammable, or ionizing radioactive substances or any other substance regulated by Environmental Laws.

1.1.19	Insolvent means, in relation to a person, that the person ceases to be able to pay its debts as they fall due, or its assets are not sufficient to pay its debts. Any one or more of the following events is sufficient evidence for the purposes of this Lease of the inability of a person to pay its debts as they fall due:

(a)	the relevant person commencing composition or similar proceedings or entering into any composition or arrangement with its creditors or any of them or announcing publicly its intention to do so;

(b)	the relevant person commencing its own bankruptcy proceedings; or

(c)	any creditor of the relevant person filing proceedings in any jurisdiction for its liquidation or administration.

1.1.20	Insured Risks means:

(a)	theft, fire, storm, tempest, flood, earthquake, lightning, explosion, accidental physical damage, impact, aircraft (other than hostile aircraft) and other aerial devices and articles dropped from them, riot, civil commotion, terrorism, and malicious damage, bursting or overflowing of water tanks, apparatus, or pipes;

(b)	third party or public liability covering personal injury and death of any person and damage to or loss of any property (including property of ADPC) arising in connection with this Lease or the use of the Premises by the Tenant, in an amount of not less than the amount stipulated by ADPC from time to time by notice to the Tenant and, in the absence of stipulation by ADPC, an amount that is consistent with international best practice;

(c)	environmental risks, including gradual pollution by the Tenant or any Tenant Party; and

(d)	any other risks that ADPC, acting reasonably, from time to time throughout the Term determines, subject to any exclusions, excesses, limitations, terms, and conditions contained in any policy taken out by the Tenant and that are usual in the international insurance markets.

1.1.21	Kizad is defined in the Particulars.

1.1.22	Kizad Rules means, as applicable ‘Khalifa Industrial Zone Rules’ governing the use of the Kizad promulgated by ADPC, as amended from time to time.

1.1.23	Late Payment Amount is defined in Clause 8.1.

1.1.24	Legal Requirements means insofar as they apply to the Premises, all Applicable Law and all regulations, orders, codes of practice or delegated or subordinate legislation made thereunder, building regulations, fire and safety regulations and the regulations, requirements and by-laws of any municipality, local authority, national or public utility company or other authority.

1.1.25	Lettable Unit means any unit of accommodation in Kizad, which ADPC intends to be used for separate occupation;

1.1.26	Liabilities means:

(a)	any Claims, demands, damages, losses, costs, and expenses arising out of or incidental to (i) any breach by the Tenant of its covenants under this Lease, or (ii) the enforcement by ADPC of the obligations of the Tenant under this Lease; and

(b)	any costs incurred by ADPC in connection with any application for consent required by or made pursuant to this Lease (such costs to include reasonable management and professional fees and monitoring fees and expenses in connection therewith), whether or not any amounts or matters are unascertained or unquantified at any relevant time and Liability has a corresponding meaning.

1.1.27	Office Premises means the internal part of the Premises to be used as offices;

1.1.28	Payment Obligations means all payments from time to time due from the Tenant to ADPC under this Lease including the Rent and all other monetary obligations of the Tenant pursuant to any of the indemnities given by the Tenant to ADPC, whether or not formally demanded.

1.1.29	Permitted Use means the activity or activities that the Tenant is allowed to conduct or permit to be conducted in the Premises, as described in the Particulars.

1.1.30	Premises means the whole of the land and buildings described in the Particulars and shown in more detail on the Premises Plan.

1.1.31	Premises Plan means the plans attached as Part A (Premises Plan) of Schedule 1 (Plans).

1.1.32	Prohibited Materials means any goods, materials, substances, or products not in accordance with Applicable Laws or Legal Requirements or otherwise generally known or suspected in the construction or engineering industries at the time of use or specification (as appropriate) to be deleterious to health in humans or safety.

1.1.33	Quarter means a three-month period commencing on 1 January, 1 April, 1 July, or 1 October (each a Quarter Day) (or any other three-month period from time to time designated by ADPC), but the last Quarter ends on the date of termination of this Lease and Quarterly has a corresponding meaning.

1.1.34	Relevant Authority means, as the context requires, the relevant and competent governmental and/or local authority and/or any service provider prescribed or approved by ADPC and having jurisdiction over the Kizad and/or the Kizad Freezone (as applicable) (including the relevant Utility authorities or providers) in each case having jurisdiction over the relevant matter including, (as applicable) the Department of Planning and Economy, the Land Registration Department of the Abu Dhabi Municipality, the Environmental Agency – Abu Dhabi, the Urban Planning Council of Abu Dhabi, the Critical National Infrastructure Authority or any other ministry, department, body, tribunal or local authority having jurisdiction over the Premises, and/or the Kizad and/or the Kizad Freezone (as applicable).

1.1.35	Relevant Interest means any musataha, waqf, usufruct (intifa), lease, charge, or other interest or right of a similar nature and Relevant Interests means more than one Relevant Interest.

1.1.36	Rent means the annual fee payable by the Tenant to ADPC, which for the first year of the Term is the amount mentioned in Item 7 of the Particulars and which shall then be escalated during the Term as detailed in Clause 5.

1.1.37	Rent Commencement Date is defined in the Particulars.

1.1.38	Retained Parts means any Service Media on or under the Premises and Kizad which do not exclusively serve the Premises and the Fire System and are not controlled or operated by a Relevant Authority.

1.1.39	Sales or Use Tax means all taxes, excise taxes, sales added or value added taxes and use taxes (as defined in any relevant legislation in the relevant territory, as amended or re-enacted from time to time, and legislation supplemental to it) imposed or to be imposed upon any payment due to ADPC pursuant to this Lease Agreement, at the rate in force when the relevant supply is made and includes any tax or taxes of a similar nature substituted for, or levied in addition to, such tax or taxes.

1.1.40	Security Deposit is defined in the Particulars.

1.1.41	Service Media means those parts of Kizad and the Premises comprising common water supply waste and soil pipes drains sewers gutters down pipes gas and other fuel pipes electricity and telephone cables wires and all other common conducting media plant and apparatus for the provision supply control and monitoring of services to or from the Premises and other common equipment but excluding any Tenant’s service conduits installed beyond the service cut off points within the Plot or Premises.

1.1.42	Services means the services described in Schedule 4

1.1.43	Tenant means the party defined as Tenant in the Particulars and includes its permitted successors and assignees.

1.1.44	Tenant’s Plans means the plans of the Tenant submitted to ADPC pursuant to Clause 12.2.2.

1.1.45	Tenant Parties means contractors, shareholders, directors, officers, employees, agents and representatives of the Tenant and Tenant Party means any one of them.

1.1.46	Term is defined in the Particulars.

1.1.47	Term Commencement Date is defined in the Particulars.

1.1.48	Third Party Approvals means, in respect of any activity, all licences (including commercial trade licences), consents, approvals, no objection certificates, certificates and permits required from any Relevant Authority in respect of that activity in accordance with Applicable Law and Third-Party Approval means one of the Third-Party Approvals. If any Relevant Authority delegates to ADPC any right to grant any licence, consent, approval, no objection certificate, certificate or permit on its behalf, the relevant licence, consent, approval, or permit is considered a Third-Party Approval. If ADPC is granted any authority status under any legislation and, in that capacity, it is empowered to grant any licence, consent, approval, no objection certificate, certificate or permit, the relevant licence, consent, approval, no objection certificate, certificate or permit is considered a Third-Party Approval.

1.1.49	UAE means the Federation of the United Arab Emirates.

1.1.50	Use Restrictions means the use restrictions set out in Clause 9.3.

1.1.51	Utilities means water, steam, air, gas, sewage, drainage of storm water or groundwater, electricity, radio, television, telegraphic, telephone, telecommunications, supply of landfill and other services and supplies of any nature.

1.1.52	Warranties mean the warranties given in favour of ADPC in relation to the design and construction of the Premises.

1.2	Interpretation

Unless there is something in the subject or context that is inconsistent in this Lease:

1.2.1	every covenant by a party comprising more than one (1) person is deemed to be made by the persons comprising that party jointly and by each of them severally;

1.2.2	person means any natural person or any firm, company, corporation, or other entity, as the context requires;

1.2.3	Party means a party to this Lease and Parties means the parties to this Lease collectively;

1.2.4	any covenant by a Party to do any act or thing includes an obligation to procure that the act or thing is done;

1.2.5	any covenant by a Party not to do any act or thing includes an obligation not to permit or suffer the act or thing to be done;

1.2.6	any obligation on the Tenant is deemed to be an obligation on its Tenant Parties;

1.2.7	words denoting any gender include each other gender;

1.2.8	words denoting the singular may denote the plural and vice versa if the context requires;

1.2.9	references to Applicable Law, Legal Requirements, laws, regulations, or requirements include references to any modification, extension, or re-enactment thereof from time to time;

1.2.10	any reference to the right of ADPC to have access to, or enter, the Premises (or any part thereof) extends to ADPC, any manager of the Premises and all persons authorised by any of them, including their respective agents, professional advisers, contractors, and workmen;

1.2.11	the words preceding include and including must not be read as limited by the words that follow;

1.2.12	if any provision in a definition of this Lease is a substantive provision conferring rights or imposing obligations then, notwithstanding that it is only in the interpretation Clause of this Lease, effect must be given to it as if it were a substantive provision;

1.2.13	Particulars means the table headed as such at the beginning of this Lease, Clause means a Clause or sub-Clause of this Lease, Schedule means a Schedule attached to Part II of this Lease;

1.2.14	Clause headings are inserted for convenience only and do not affect the interpretation of this Lease;

1.2.15	reference to this Lease or any other agreement or document is a reference to this Lease or that agreement or document as amended, modified, or supplemented and in effect from time to time and includes a reference to any document that amends, modifies, or supplements it, or is entered into, made, or given pursuant to or in accordance with its terms;

1.2.16	all periods of time shall be based on and computed according to the Gregorian calendar;

1.2.17	a year is a period commencing from any day in a calendar year and ending on the day before the numerically corresponding day in the next calendar year;

1.2.18	reference to the Premises (unless the context requires otherwise) is a reference to each and every part of the Premises; and

1.2.19	any provision of this Lease requiring a Party to indemnify or reimburse the other Party must be read as an obligation to indemnify against or reimburse only the Party’s actual costs, excluding any costs of funding or any opportunity costs.

1.3	Parts I, II and III comprise the Lease

The Particulars (Part I), the Standard Terms and the accompanying Schedules (Part II) and the Amendments and Special Conditions (Part III) each form part of this Lease and have effect as if set out in full in the body of this Lease and any reference to this Lease includes the Particulars, the Standard Terms and the Amendments and Special Conditions and Part II of this Lease shall be read and construed having regards to the provisions of Part III.

2.	Grant of Lease

2.1	Grant and Term

ADPC (at the request of the Guarantor, if applicable) grants for the Term on the terms of this Lease and the Tenant accepts for the Term the grant of a lease in respect of the Premises.

2.2	Rights and easements

ADPC grants to the Tenant the rights and/or easements set out in Schedule 3 (Rights Granted).

2.3	Exceptions and reservations

There are excepted and reserved to ADPC out of this Lease the matters, exceptions, restrictions, rights of way, easements, reservations, and rights (without any liabilities to pay compensation to the Tenant or otherwise) set out in Schedule 3 (Exceptions and Reservations).

2.4	Third party rights

This Lease is granted subject to any rights, easements, reservations, privileges, covenants, restrictions, stipulations, encumbrances, and other matters of whatever nature:

2.4.1	affecting the Premises as at the Term Commencement Date;

2.4.2	permitted by or referred to in this Lease; and

2.4.3	permitted by or referred to in the Kizad Rules as at the Term Commencement Date.

2.5	No implied easements

Nothing in this Lease confers on, or grants to, the Tenant any right of way, easement, right or privilege other than any expressly granted by this Lease.

2.6	Encroachments and easements

The Tenant shall not stop up or obstruct any of the windows or lights belonging to the Premises and shall not permit any new window, light, opening, doorway, passage, Conduit or other encroachment or easement to be made or acquired into, on or over the Premises or any part of them. If any person shall attempt to make or acquire any encroachment or easement whatsoever, the Tenant shall give written notice of that fact to ADPC immediately it shall come to the notice of the Tenant and, at the request of ADPC but at the cost of the Tenant, adopt such means as may be reasonably required by ADPC for preventing any encroachment or the acquisition of any easement.

2.7	Covenants relating to other property

Nothing contained in, or implied by, this Lease shall give the Tenant the benefit of, or the right to enforce or prevent the release or modification of, any covenant or agreement entered into by any tenant of ADPC in respect of any property not comprised in this Lease.

2.8	Covenants by Tenant

The Tenant shall enter into any covenants that ADPC reasonably requires regarding the manner of execution of any works to which ADPC consents under this Lease and the reinstatement of the Premises at the end of the Term.

2.9	Tenant’s obligation to comply with the Kizad Rules

2.9.1	Subject to Clause 24, the Tenant:

(a)	is bound by and must comply with the Kizad Rules; and

(b)	throughout the Term and must ensure that its Tenant Parties comply with these rules,

throughout the Term.

2.9.2	The Tenant acknowledges that it has received a copy of the edition of the Kizad Rules current at the Term Commencement Date.

3.	Rent

Payment of the Rent

Throughout the Term, the Tenant must pay to ADPC the Rent by one (1) or four (4) equal instalments in advance on the first day of each Quarter, except for the first instalment, which is payable on the Rent Commencement Date and, unless the Rent Commencement Date is a Quarter Day, is for an amount equal to a proration of a Quarterly instalment for the period from and including the Rent Commencement Date to and including the last day of the Quarter that is current on the Rent Commencement Date. If the date of expiry of the Term is not the last day of a Quarter, the last instalment shall be a proration of a Quarterly instalment.

Continuing application of provisions

This Clause 3 continues to apply notwithstanding the expiration of the Term but only in respect of the period ending on the expiration of the Term.

4.	Payments Generally

4.1	Payment of other amounts

Unless otherwise provided in this Lease, the Tenant must pay any other amounts payable by it under this Lease within thirty (30) days of written demand by ADPC. If this amount is not promptly made, ADPC has the right to require the Tenant to pay a Late Payment Amount.

4.2	Method of payment

4.2.1	The Tenant must pay the Rent by electronic transfer to any account specified by ADPC, from time to time.

4.2.2	Subject to Clause 4.2.1, all amounts payable by the Tenant in accordance with this Lease must be paid in the manner required by ADPC and so that ADPC (in each case) receives full value in cleared funds on the date when payment is due.

4.3	No right of set-off

Subject to any contrary mandatory requirement of Applicable Law and except as expressly provided for in this Lease, the Tenant must not exercise any right of set-off, deduction, abatement, or counterclaim to reduce its liability for the Rent or any other amount due under this Lease.

5.	Rent ESCALATION

5.1	Revision of Rent

5.1.1	ADPC shall revise the Rent for year of the Term applicable from each anniversary of the Term Commencement Date in accordance with the table set out at Schedule 6.

6.	Security Deposit

6.1	Security Deposit

On or before signing of this Lease Agreement, the Tenant shall pay to ADPC the Security Deposit as detailed in Particular 12.

6.2	Purpose of Security Deposit

The Tenant agrees that ADPC holds the Security Deposit as security for the due performance and observance of the Tenant’s obligations under this Lease including the Payment Obligations and for all Liabilities that ADPC incurs as a result of or in any way arising from any breach, non-performance, or non-observance of any of the Tenant’s obligations under this Lease. A lien over the Security Deposit in favour of ADPC automatically comes into effect on the occurrence of any event entitling ADPC to terminate this Lease.

6.3	ADPC’s right to use Security Deposit

ADPC may at any time and as often as necessary make a deduction from the Security Deposit of any amount sufficient to compensate ADPC for any default by the Tenant in meeting any Payment Obligations and for all Liabilities ADPC incurs.

6.4	Tenant’s obligation to ‘top up’ Security Deposit, if used by ADPC

If ADPC makes a deduction from the Security Deposit in accordance with Clause 6.3, the Tenant must pay to ADPC on demand the amount required to make up the Security Deposit to the amount of the Security Deposit before the deduction.

6.5	Return of Security Deposit and Additional Security

On the date three (3) months after the expiry of the Term ADPC must return the balance of the Security Deposit (if any) to the Tenant after deducting all Payment Obligations and Liabilities owed by the Tenant to ADPC at that time but, if ADPC has any unquantified or unascertained Liabilities at that time, then ADPC need not return the balance of the Security Deposit (if any) to the Tenant until one (1) month after the amount of the Liabilities have been quantified or ascertained and settled by the Tenant. However, in the event of any unquantified or unascertained Liabilities ADPC shall not retain the Security deposit for a period of more than six (6) months and determine any Liabilities or repay the Security Deposit within this period.

7.	Outgoings, Utilities and Services

7.1	Outgoings

The Tenant must pay, or indemnify ADPC against, all existing and future rates, taxes, duties, charges, assessments, impositions and other outgoings whatsoever (whether government or municipality, local or of any other description and whether or not of a capital or non-recurring nature or of a wholly novel character) which are now or at any time during the Term charged, levied, assessed or imposed upon, or payable in respect of, the Premises or upon the owner or occupier of the Premises or the business carried out at the Premises by Applicable Law or any Relevant Authority during the Term and, in the absence of a direct assessment on the Premises, the Tenant must pay to ADPC a fair proportion (to be reasonably determined by or on behalf of ADPC) of any such outgoings.

7.2	Costs of Utilities, etc.

Without prejudice to the generality of Clause 7.1, the Tenant must:

7.2.1	pay all costs in relation to Utilities (including any service or Utility provided by ADPC or any Affiliate of ADPC) and all charges for sewage and environmental services consumed or used at the Premises, including any hiring charges, deposits, meter rents and standing charges; and

7.2.2	perform and observe all present and future regulations and requirements of the electricity, gas, water, telecommunications and other service supply companies or boards in respect of the supply and consumption of electricity, gas, water, telephone and any other such services on the Premises.

7.3	Utilities supply risk

7.3.1	The Tenant is solely responsible for ensuring the availability of the Utilities it requires at the Premises in order to undertake the Fit-Out Works and in order to undertake operations at the Premises.

7.3.2	The Tenant assumes the risk of any delay by any Utility provider in providing a Utility, any interruption of supply of any Utility for use at the Premises and any adverse change in the terms (including cost) on which any Utility provider supplies any Utility for use at the Premises.

7.3.3	The Tenant shall be responsible for the supply and provision of Utilities meters at the Premises in accordance with the requirements of any Utility Provider or Relevant Authority and assumes the risk of any delay by any Utility provider, Relevant Authority, or its own failure to obtain such approval or supply.

7.4	Payment of Sales or Use Tax and Invoicing

7.4.1	An obligation to pay money includes an obligation to pay any Sales or Use Tax chargeable in respect of that payment.

7.4.2	All sums payable by the Tenant under this Lease are exclusive of Sales or Use Tax.

7.4.3	ADPC shall issue a VAT invoice (or other appropriate invoice) in respect of any Sales or Use Tax payable by the Tenant under this Lease containing the information prescribed by law and within such time as may be required by law.

7.5	Other Taxes

Without limitation to clause 7.4 (Payment of Sales or Use Tax and Invoicing) if any amount to be paid or reimbursed to ADPC under this Lease is subject to any payment, deduction or withholding for any present or future taxes, levies, imposts, duties, fees, deductions, charges or liabilities imposed by Applicable Law, other than corporate income tax payable by ADPC, (in this Clause 7.5 called an “Additional Amount”), the Tenant must pursuant to Applicable Law pay the Additional Amount to the appropriate Government Authority or to ADPC (who shall in turn account for the Additional Amount to the appropriate Government Authority). In the case of any payment made direct to ADPC, it must be grossed-up by an amount required to leave ADPC in the same after-tax position as it would have been in if the Additional Amount had not been required to be made by it.

7.6	Reimbursement of Sales or Use Tax or other taxes

7.6.1	Where the Tenant is required by the terms of this Lease to reimburse ADPC for any amount, cost or expense, the Tenant must reimburse ADPC for the full amount of that cost or expense, including any part thereof that represents Sales or Use Tax or other taxes, levies, imposts, duties, fees, deductions, charges, or liabilities imposed by any Applicable Law, other than corporate income tax payable by ADPC.

7.6.2	The Tenant must provide to ADPC details of its applicable VAT or tax registration and other such information as may be required by Applicable Law or any tax regulations in force in connection with any tax reporting requirements for any supply under this Lease.

8.	Late Payment Amount

8.1	Late Payment Amount

If the Tenant fails to pay any amount due under this Lease on the due date (Due Date), ADPC may increase that amount to include an additional amount (Late Payment Amount) calculated in accordance with Clause 8.2 and for the purposes of Clause 8.2:

8.1.1	Applicable Period means the period beginning on the Due Date and ending on the date on which the Unpaid Amount is paid in full;

8.1.2	EIBOR for any period and any amount means the rate per annum calculated by ADPC as the arithmetic mean (rounded upwards to four decimal places) of the EIBOR Screen Rate for that period, at or about 11.00 a.m. (Abu Dhabi time) on the quotation date for that period;

8.1.3	EIBOR Screen Rate means the United Arab Emirates Interbank Offered Rate for AED displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, ADPC may specify another page or service displaying the appropriate rate;

8.1.4	Margin means three percent (3%) per annum; and

8.1.5	Unpaid Amount means any amount due by the Tenant under this Lease but unpaid.

8.2	Calculation of Late Payment Amount

The Late Payment Amount is an amount equal to the Unpaid Amount multiplied by the sum of (i) EIBOR for the Applicable Period expressed as a percentage per annum; and (ii) and the Margin, with the product then multiplied by the number of days in the Applicable Period and then divided by 365.

8.3	Use of Late Payment Amount

Any Late Payment Amount received by ADPC must be:

8.3.1	used to pay any actual costs (not to include any opportunity cost or funding costs) incurred by ADPC as a result of the late payment of the Unpaid Amount; and

8.3.2	the remaining amount (if any) must be donated, on behalf of the Tenant, to the Red Crescent or any other Islamic charity or charities chosen by ADPC.

9.	Use of the Premises

9.1	Permitted Use

The Tenant must at all times not use the Premises except for the Permitted Use.

9.2	Tenant’s obligation to comply with the Use Restrictions, etc.

Throughout the Term, the Tenant is bound by and must comply with and ensure that its Tenant Parties comply with:

9.2.1	the Use Restrictions; and

9.2.2	the Kizad Rules; and

9.2.3	all Applicable Law, all relevant Third-Party Approvals and any other regulations that are reasonably imposed by ADPC or any Relevant Authority relating to the Premises, the use of the Premises or any items on the Premises.

9.3	Use Restrictions

9.3.1	Hazardous Substances

The Tenant shall:

(a)	not keep in the Premises any Hazardous Substance other than strictly in accordance with the manufacturers or suppliers requirements and recommendations for the safe keeping of such Hazardous Substance and in accordance with all Applicable Laws; and

(b)	maintain a register of any Hazardous Substances kept on the Premises and allow ADPC upon request to inspect such register to ensure that the Tenant is in compliance with its covenants under this Lease.

9.3.2	Machinery and Restrictions on Use

The Tenant shall not keep or operate in the Premises any machinery which is unduly noisy or causes vibration, or which is likely to annoy or disturb any owner or occupier of any Adjoining Property or for any purpose which may be or become or cause a nuisance or damage any person or property.

9.3.3	No overloading floors and services

The Tenant shall not:

(a)	overload the floors of the Premises beyond their design criteria without ensuring such floors have been adequately reinforced and / or supported with any such required modifications undertaken in accordance with Applicable Laws, Legal Requirements, Third Party Approvals, the requirements of any Relevant Authority or the requirements from time to time of any insurers and in accordance with Clause 14.

(b)	nor suspend any excessive weight from any ceiling, roof, stanchion, structure, or wall of the Premises nor overload any Utility in or serving the Premises; or

(c)	do anything which may subject the Premises to any strain beyond that which they are designed to bear (with due margin for safety).

9.3.4	No discharges into Conduits

The Tenant shall not discharge into any Conduit any oil or grease or any noxious or deleterious effluent or substance which may cause an obstruction or might be or become a source of danger, or which might damage any Conduit or the drainage system of the Premises, the storm water storage tank serving the Premises or any Adjoining Property.

9.3.5	No disposal of refuse

The Tenant shall:

(a)	not accumulate or deposit on or in any part of the Premises or Kizad any refuse, rubbish, or trade empties of any kind other than other than in refuse areas specifically designated (if any) by ADPC (which for the avoidance of doubt shall not be used for the disposal of any trade waste), and shall not burn any refuse or rubbish on or in the Premises or Kizad; and

(b)	subject to Clause 9.3.8 make arrangements for the collection, disposal, and treatment (if applicable) of any trade waste.

9.3.6	Recycling arrangements

The Tenant shall comply with the requirements of ADPC’s waste strategy and that of the Urban Planning Council’s Estidama guidelines promulgated from time to time including where requested to do so arranging for the separation of Tenant’s waste for recycling purposes.

9.3.7	No importation of waste

The Tenant shall not store or import waste on or in the Premises.

10.	Repairs, Decoration etc.

10.1	Repairs

10.1.1	The Tenant has surveyed and investigated the Premises and accepts the state of repair of the Premises as it is at the Term Commencement Date and warrants and acknowledges that there are no defects that impair use of the Premises.

10.1.2	The Tenant shall:

(a)	repair and keep in good and substantial repair and condition the interior non-structural elements of the Premises (and all other parts of the Premises not falling specifically within the obligation of ADPC in Clause 10.1.3) and as often as may be necessary, reinstate or renew each part of them; and

(b)	as and when necessary, replace any of ADPC’s fixtures and fittings which may be or become beyond repair with new ones which are similar in type and quality.

10.1.3	ADPC shall repair and keep in good condition:

(a)	all structural and load-bearing walls and columns within the buildings (other than their plasterwork and other than the doors and windows and their frames and fittings within such walls);

(b)	the roofs and ceilings; and

(c)	the offices and washroom facilities;

forming part of the Premises.

10.1.4	Clause 10.1 does not apply to any damage caused by the Insured Risks save to the extent that payment of the insurance monies must be withheld by reason of any act, neglect or default of the Tenant or any other person and not made good by the Tenant.

10.1.5	In the event of any damage to the Premises, the Tenant shall not undertake, or permit to be undertaken, any repairs in relation to that damage unless required in an emergency and in any event shall inform ADPC of such repairs having used only the appropriate and approved contractors, materials and methodologies specifically requested in writing by ADPC to do so (acting reasonably).

10.2	Decorations

The Tenant must:

10.2.1	not less than once in every five years and also in the last three months of the Term (whether determined by passage of time or otherwise), in a good and workmanlike manner prepare and decorate with at least two coats of good quality paint or otherwise treat, as appropriate, all internal parts of the Premises, such decorations and treatment in the last year of the Term to be executed in such colours and materials as ADPC may reasonably require; and

10.2.2	as often as may be reasonably necessary, wash down all tiles, glazed bricks, and similar washable surfaces,

provided that the Tenant must not paint or otherwise treat surfaces within the Premises not previously painted or treated without ADPC’s prior written consent, such consent not to be unreasonably withheld or delayed.

10.3	Cleaning

The Tenant shall:

10.3.1	keep the Premises (including any external areas) in a clean and tidy condition and free from all waste and rubbish;

10.3.2	as often as may be necessary properly clean the windows or window frames and all other glass in the Premises; and

10.3.3	take all practical steps to keep the Premises clear of rats, mice, and other pests.

11.	Yield Up

11.1	Reinstatement of Premises

Immediately prior to the expiration of the Term, the Tenant, at its own cost, must:

11.1.1	replace any of ADPC’s fixtures and fittings which shall be missing, damaged or destroyed, with new ones of similar kind and quality or (at the option of ADPC) pay to ADPC an amount equal to the cost of replacing any of them;

11.1.2	remove from the Premises any sign, writing or painting of the name or business of the Tenant or any occupier of them and all tenant’s fixtures, fittings, furniture, and effects and make good, to the reasonable satisfaction of ADPC, all damage caused by such removal; and

11.1.3	if so required by ADPC, but not otherwise, remove and make good any alterations or additions made to the Premises during the Term (or any preceding period of occupation), and well and substantially reinstate the Premises in such manner as ADPC shall direct and to ADPC’s reasonable satisfaction.

11.2	Yielding up in good repair

At the expiration of the Term, the Tenant shall:

11.2.1	instruct, at its cost, a surveyor to inspect the Premises and provide a written report addressed to ADPC stating that the matters referred to in Clause 11.1 have been dealt with. ADPC has the right to be present at the inspection and the Tenant shall promptly provide ADPC with a copy of the surveyor’s report; and

11.2.2	quietly yield up the Premises to ADPC in good and substantial repair and condition and in accordance with the Tenant’s obligations under this Lease.

12.	Fit-out Works

12.1	Fit-Out Works

If the Tenant wishes to carry out any Fit-Out Works to the Premises, it must comply with this Clause 12, including obtaining ADPC’s consent under Clause 12.5, and Clause 13.

12.2	Tenant to prepare plans for the Fit-Out Works

12.2.1	The Tenant must, at its own cost and expense, procure:

(a)	architectural working drawings and specifications;

(b)	engineering working drawings and specifications; and

(c)	the appointment of a suitable qualified consultant under the Urban Planning Council’s Estidama guidelines in respect of the Fit-Out Works from duly qualified professionals appropriate to the subject matter of the drawings and specifications.

12.2.2	The working drawings and specifications prepared pursuant to this Clause 12.2 constitute the Tenant’s Plans for the purposes of this Lease.

12.3	Tenant’s Plans

12.3.1	The Tenant’s Plans must:

(a)	show works that are consistent and compatible with the Premises and the requirements of any Relevant Authority including those providing the Utilities;

(b)	consist of scaled and dimensioned architectural and engineering working drawings and specifications of the Fit-Out Works;

(c)	be transmittable in electronic format; and

(d)	otherwise comply with the requirements of the Fit-Out Guide.

12.3.2	The Tenant’s Plans must not:

(a)	give rise to or require changes to the dimensions of the Premises;

(b)	contain facilities, materials, or work that, if implemented, would:

(i)	affect the exterior (including the appearance) of the Premises; or

(ii)	adversely affect:

(A)	the structure of the Premises;

(B)	the mechanical or electrical systems and equipment (including all Conduits that do not exclusively serve the Premises) in the Premises; or

(C)	the Fire System;

(iii)	violate or be inconsistent with any Applicable Laws, Legal Requirements, Third Party Approvals, the requirements of any Relevant Authority or the requirements from time to time of any insurers;

(iv)	be such that any Third-Party Approvals or any insurance to be effected by ADPC is reasonably likely to be unobtainable or materially more expensive;

(v)	incorporate Prohibited Materials; or

(vi)	invalidate, or reduce the amount of any claim under, any of the Warranties or have a material adverse effect on the enforceability of any of the Warranties.

12.4	Submission of the Tenant’s Plans

12.4.1	The Tenant must submit one (1) reproducible copy of the Tenant’s Plans to ADPC.

12.4.2	ADPC is entitled to:

(a)	require further information in relation to any of the Tenant’s Plans submitted to it; and

(b)	require the Tenant to submit supplemental Tenant’s Plans to provide further details of the proposed works.

12.5	Consent for Additional Fit-Out Works

12.5.1	The Tenant must submit, in accordance with Clause 12.4, its Tenant’s Plans and all amendments to them for ADPC’s approval.

12.5.2	ADPC has the right to reject any Fit-Out Works if it (acting reasonably) considers that any aspect of the Tenant’s Plans do not satisfy the requirements of this Clause 12. ADPC shall, within fifteen (15) days of the date of receipt of the Tenant’s Plans, give notice in writing to the Tenant specifying the grounds for its disapproval. Within ten (10) days of receiving ADPC’s notice, the Tenant must return to ADPC appropriate corrections to the Tenant’s Plans. ADPC shall either approve or disapprove of the corrected Tenant’s Plans by notice to the Tenant within fifteen (15) days of receiving the corrections. If ADPC disapproves of the corrections, the procedures set out in this Clause 12.5.2 must be repeated.

12.5.3	ADPC is entitled (acting reasonably) to approve the Fit-Out Works subject to conditions. The Tenant must comply with all conditions in relation to ADPC’s approval.

12.5.4	Any approval given by ADPC under this Clause 12.5 is subject to the Tenant complying with Clause 12.6.

12.6	Third Party Approvals

12.6.1	The Tenant must:

(a)	obtain all relevant Third-Party Approvals relating to the Fit-Out Works; and

(b)	pay all fees, charges, and costs in relation to those Third-Party Approvals.

12.6.2	The Tenant must promptly provide copies of all Third-Party Approvals relating to the Fit-Out Works to ADPC.

13.	Performance of the Fit-out Works

13.1	Execution of Fit-Out Works

13.1.1	The Tenant must execute and complete the Fit-out Works in accordance with (in hierarchical order):

(a)	all Applicable Laws and Legal Requirements;

(b)	all relevant Third-Party Approvals;

(c)	the requirements of all Relevant Authorities;

(d)	in respect of any Fit-Out Works, the approved Tenant’s Plans and any conditions attached to ADPC’s approval of those plans; and

(e)	the terms of this Lease and the Fit-Out Guide.

13.1.2	The Tenant must ensure that the Fit-Out Works are carried out:

(a)	in a good and workmanlike manner and in accordance with current codes of building practice;

(b)	using materials of sound quality free from Prohibited Materials; and

(c)	so as to minimise disruption to other works and occupiers in Kizad.

13.1.3	The Tenant must comply with all reasonable requirements of ADPC as to the method of carrying out the Fit-Out Works.

13.2	Tenant to give notice of starting works

The Tenant must give written notice to ADPC of the proposed date of commencement of the Fit-Out Works at least five days prior to commencing any works at the Premises.

13.3	Works to be confined to Premises

13.3.1	The Tenant must ensure that the Fit-Out Works are confined to the Premises.

13.3.2	If any materials or works are left outside the Premises without ADPC’s prior written consent (such consent not to be unreasonably delayed), ADPC is entitled, at its discretion, to require the Tenant to remove them. If the Tenant fails to remove the materials or works within a reasonable period, ADPC is entitled to remove them without being liable for any damage or loss and the Tenant must, on demand, reimburse ADPC with the cost of their removal.

13.4	Indemnity by Tenant

The Tenant must keep ADPC indemnified from and against any breach or non-performance of any conditions that may be imposed by any Applicable Laws, Legal Requirements, Third Party Approvals or Relevant Authorities (including planning permission or building regulations) relating to the Fit-Out Works and against any claim by an adjoining owner or occupier or member of the public or other person arising out of, or incidental to, the execution of the Fit-Out Works and from any loss, damage or expense suffered by ADPC resulting from the carrying out of the Fit-Out Works.

13.5	Fit Out Works not to constitute improvements

The Fit-Out Works shall not constitute or be deemed to be improvements in respect of which any claim for compensation shall at any time be made by the Tenant.

13.6	As-built plans

13.6.1	As soon as reasonably practicable and in any event within two months following the completion of the Fit-Out Works, the Tenant must supply to ADPC detailed as-built plans of the Fit-Out Works for the purposes of recording the works carried out by the Tenant.

13.6.2	The as-built plans must comply with Clause 12.3 and must (if applicable) include scaled and dimensioned drawings and specifications showing all non-structural architectural details including floor and wall coverings, painted surfaces, finishes, cabinet work and any other special finish requirements of the Tenant.

14.	Alterations

14.1	No structural alterations

14.1.1	Subject to Clause 14.1.2 the Tenant must not alter, cut into or remove any of the principal or load bearing walls, floors, beams or columns in or enclosing the Premises or carry out any other structural alterations other than minor structural alterations that do not affect the external appearance of the Premises or the efficiency of the mechanical or electrical services which may be carried out subject to the prior written consent of ADPC (such consent not to be unreasonably withheld or delayed) nor shall it carry out any alterations or additions incapable of being fully reinstated at the expiry or sooner determination of the Term.

14.1.2	The Tenant shall be permitted to undertake structural alterations relating to the removal and / or replacement of non-load bearing walls as has been communicated and agreed with ADPC prior to the Effective Date provided that such alterations are undertaken in accordance with Applicable Laws, Legal Requirements, Third Party Approvals, the requirements of any Relevant Authority or the requirements from time to time of any insurers.

14.2	No alterations to ADPC’s fixtures or non-exclusive Conduits

The Tenant must not make any alteration or addition to any of the ADPC’s fixtures or to any centrally controlled systems in the Premises or to any of the Conduits that do not exclusively serve the Premises.

14.3	Non-structural alterations and exclusive Conduits

Except as permitted by the Fit-Out Works, the Tenant shall not make any alteration or addition of a non-structural nature to the Premises nor to any Conduits exclusively serving the Premises without the prior written consent of ADPC (such consent not to be unreasonably withheld or delayed) provided that such consent shall not be required for purely decorative changes or changes to free standing racking or storage systems provided further that the floor loading requirements set out in this Lease are not exceeded.

14.4	Signs and advertisements

14.4.1	The Tenant must not erect or display on the Premises so as to be seen from outside the Premises, any advertisement, poster, notice, pole, flag, aerial or other sign or thing whatsoever without the prior written approval of ADPC.

14.4.2	The Tenant must display and maintain any advertisement, poster, notice, pole, flag, aerial or other sign or thing whatsoever (which have been approved by ADPC pursuant to Clause 14.4.1) in accordance with the Fit-Out Guide.

14.5	Appointment of agents

In performing any of its obligations under this Clause 14, ADPC is entitled to employ any agents, contractors, or other persons it thinks fit, and to delegate its duties and powers to them.

15.	Quiet Enjoyment

ADPC agrees with the Tenant that the Tenant, paying the Rent and satisfying all other Payment Obligations and performing and observing the obligations on the part of the Tenant in this Lease, may peaceably access, use and enjoy the Premises subject to the terms of this Lease during the Term without any interruption by ADPC or any person lawfully claiming through ADPC. ADPC is not liable to the Tenant for any breach of its obligation under this Clause 15 unless and until the Tenant gives notice to ADPC specifying the particulars of the breach and the steps required to rectify it and ADPC fails within a reasonable time of receipt of that notice to take the requisite steps to rectify the breach.

16.	ADPC’s Right of Inspection

16.1	ADPC’s right of inspection

The Tenant must permit ADPC and all others authorised by it (with all necessary materials and appliances) at all times, to:

16.1.1	enter and view the state and condition of the Premises and/or the Adjoining Property (or any part thereof); and

16.1.2	conduct random verification of any of the employee records related to working conditions and occupational health and safety at the place of work. The Tenant must provide unconditional access to all areas of the facility and provide unconditional access to, and copies of, related documents and records (wherever such documents or records are held). Further, to corroborate and validate the Tenant’s compliance with all Applicable Law and other requirements of this Lease, ADPC may discuss these issues with the Tenant and the Tenant must provide ADPC with opportunities for such discussions.

16.2	Written report of visit

Upon completion of a visit referred to in Clause 16.1, ADPC may provide the Tenant with a written report setting out issues identified during a visit undertaken pursuant to Clause 16.1. The Tenant must respond in writing to any such report setting out the steps it will implement to resolve the issues identified and must provide this response within the period specified by ADPC (such period to be a reasonable time).

17.	Notification by the Tenant

17.1	Statutory and other notices

The Tenant must give written notice to ADPC within seven days of receipt (or sooner if required having regard to the time limits stated therein) of any notice order or proposal for a notice or order directly or indirectly affecting the Premises or the activities of the Tenant on the Premises or any Adjoining Property (or, in each case, any part thereof) served on the Tenant or at the Premises and must provide ADPC with a copy of it and, if so required by ADPC, join in making any objection or representation concerning those matters that ADPC requires.

17.2	Notice of fire, accident, or defect

The Tenant must give immediate notice to ADPC in the case of any fire or accident or defect in the Premises (or any part).

18.	Compliance with ADPC’s Notices

18.1	Tenant to remedy breaches of covenant

If ADPC gives written notice to the Tenant of any defect, want of repair or other breach of the Tenant’s obligations under this Lease, the Tenant must, as soon as reasonably possible following receipt of the notice, make good the defect or want of repair or remedy the breach (as applicable) to the reasonable satisfaction of ADPC.

18.2	Failure of Tenant to repair

If the Tenant fails within 15 days of receipt of a notice referred to in Clause 18.1, or as soon as reasonably possible in the case of emergency, to commence and then diligently and expeditiously continue to comply with the notice, ADPC may enter the Premises and carry out, or cause to be carried out, any of the works referred to in the notice and the Tenant must promptly pay to ADPC all costs and expenses incurred as a result.

19.	ADPC’s Costs

Within fifteen (15) days of written demand, the Tenant must pay, or indemnify ADPC, all reasonable costs, fees, charges, disbursements, and expenses properly incurred by ADPC, including those payable to solicitors, counsel, surveyors, architects:

19.1	in relation to, or in contemplation of, the preparation and service of all notices and Schedules relating to any wants of repair, whether served during or after the expiration of the Term (but relating in all cases only to those wants of repair which accrued not later than the expiration of the Term);

19.2	in relation to, or in contemplation of, the approval of any Fit-Out Works or other alterations for which ADPC’s consent is required under the terms of this Lease; and

19.3	in connection with the recovery or attempted recovery of arrears of the Rent or other sums due from the Tenant or in procuring the remedying of the breach of any covenant by the Tenant.

20.	Applicable Law Requirements

20.1	Tenant to comply with Applicable Law requirements

The Tenant shall, at its expense, comply in all respects with every statute now in force or which may, after the date of this Lease, be in force and any other obligation imposed by law and all Applicable Law.

20.2	Tenant to execute necessary works

The Tenant must execute all works and provide and maintain all arrangements on or in respect of the Premises or their use which are required by any statute now in force or which may after the date of this Lease be in force or by any government department, local, public or other Relevant Authority or court of competent jurisdiction acting under or in pursuance of any Applicable Law, whether any of the same are required to be carried out by the landlord, tenant or occupier, and must indemnify ADPC against all costs, charges, fees and expenses of, or incidental to, the execution of any works or the provision or maintenance of any arrangements so required.

20.3	Tenant to refrain from certain acts

The Tenant shall not do, or omit to be done, in the Premises or over any areas which the Tenant is granted rights, any act or thing by reason of which ADPC might, under any statute, incur or have imposed upon it, or become liable to pay, any damages, compensation, costs, charges, expenses or penalty.

21.	Insurance

21.1	Tenant to insure

The Tenant must throughout the Term insure and keep insured with reputable insurers licensed to transact business in the UAE and through any agency that the Tenant (with the approval of ADPC), from time to time, determines, subject to any exclusions, excesses, limitations, terms and conditions required by the insurers against loss or damage by the Insured Risks (to the extent that Insured Risks are insurable in the Abu Dhabi insurance market at reasonable cost and on reasonable terms and, except in relation to terrorism, which may be arranged on a first loss basis) such insured risks to include damage by water causes by sprinkler leakage or malfunction:

21.1.1	the Premises (other than any items in the nature of the tenant’s and trade fixtures and fittings or furniture) to the Full Reinstatement Cost; and

21.1.2	Tenant’s contents insurance;

21.1.3	Tenant’s civil liability insurance;

21.1.4	to the extent available, Tenant’s business interruption insurance for a period of two years; and

21.1.5	annual workers’ compensation, insurance and employer’s liability insurance covering the Tenant’s workers at the Premises,

(together the Tenant Policies of Insurance, each a Tenant Policy of Insurance), and must punctually pay all premiums and all deductibles payable in connection with all Tenant Policies of Insurance.

21.2	Tenant providing evidence of insurance

The Tenant must produce to ADPC within thirty (30) days of the Effective Date reasonable evidence from its insurers of the terms of any insurances it is required to maintain under this Lease and the fact that the relevant policy is in effect.

21.3	Compliance with insurers requirements

The Tenant shall comply with the requirements of and recommendations of the insurers to the extent that those requirements have been notified to the Tenant.

21.4	Damage to the Premises

If the Premises or any part of them are damaged or destroyed by any of the Insured Risks so as to render the Premises or any part of them unfit for use and occupation or inaccessible, then ADPC has the right to:

21.4.1	reinstate and rebuild the Premises in accordance with Clause 21.5; or

21.4.2	terminate the Lease in accordance with Clause 21.6.

21.5	Reinstatement of the Premises

21.5.1	Except to the extent that payment of the insurance monies is refused wholly or partly by reason of any act or default of the Tenant, any Tenant Party, or any of their respective agents, licensees, visitors or contractors or any person under the control of any of them and is not paid by the Tenant pursuant to and in accordance with Clause 21.7;

21.5.2	subject to ADPC procuring all Third-Party Approvals and being able to obtain any necessary planning permission and all other necessary licences, approvals, and consents, which ADPC must use reasonable endeavours to obtain (but is not obliged to appeal against any refusal);

21.5.3	subject to any necessary labour and materials being and remaining available, which ADPC shall use reasonable endeavours to obtain as soon as practicable;

21.5.4	subject to ADPC having received the insurance proceeds or obtained sufficient bank or other financing to commence such reinstatement or rebuilding, which ADPC must use best efforts to obtain as soon as practicable; and

21.5.5	subject to procuring all necessary Third-Party Approvals (unless ADPC terminated this Lease under Clause 21.7) and only during the period while it is the landlord, and without liability in respect of any subsequent period,

ADPC must procure that the net insurance proceeds received by ADPC are applied to reinstate and rebuild the part of the Premises so damaged or destroyed:

(a)	substantially as it was prior to any such damage or destruction (but not so as to provide identical accommodation identical in lay out if it would not be reasonably practical to do so);

(b)	in accordance with:

(i)	all necessary Third-Party Approvals;

(ii)	the requirements of all Relevant Authorities; best industry standards internationally, good building practice and using highest quality materials; and

(iii)	all Applicable Laws; and

(c)	so that ADPC may make changes to take account of modern warehouse specifications at the relevant time and ADPC must make good any deficiencies in the insurance monies except the extent that the circumstances set out in Clause 21.5 apply.

21.6	Option to terminate

If the Premises are so damaged or destroyed by any of the Insured Risks as to render the Premises substantially unfit for use and occupation or inaccessible, then ADPC may terminate this Lease by giving to the Tenant not less than three months’ written notice to be given at any time within 12 months after the damage or destruction. Termination does not prejudice any Claim that ADPC has against the Tenant (or any Guarantor (if applicable)) or that the Tenant has against ADPC, in either case, for any previous breach of covenant or for an amount previously accrued due. If ADPC terminates this Lease, ADPC is not required to apply any of the insurance monies in reinstating or rebuilding the Premises and the insurance monies belong solely to ADPC.

21.7	Payment of insurance money refused

If payment of any insurance money is refused as a result of an act or default of the Tenant, or occupier of any part of the Premises or any of their Tenant Parties the Tenant shall pay an amount equal to the sum refused to ADPC and Clause 4.2 applies.

21.8	Abatement of the Rent

21.8.1	If during the Term the Premises are damaged or destroyed by any of the Insured Risks so as to render the Premises unfit for use and occupation or inaccessible, the Rent, or a fair proportion of it according to the nature and extent of the damage sustained, abates from the date of the destruction or damage until the date on which:

(a)	the Premises or the part damaged or destroyed is again fit for use and occupation and accessible; or

(b)	the Lease is terminated pursuant to Clause 21.8.

21.8.2	Any dispute regarding the abatement of payment of the Rent must be referred to arbitration under the Rules in accordance with Clause 35.3. The amount of the Rent which ceases to be payable under this Lease must not exceed the amount received by ADPC in respect of the loss of rent insurance.

21.9	Tenant’s waiver of right to terminate

On the occurrence of any damage or destruction as referred to in Clause 21, the Tenant waives any rights to terminate this Lease that it might have or acquire at law.

21.10	Benefit of other insurances

If the Tenant is entitled to the benefit of any insurance covering any part of the Premises, the Tenant must apply any money received from that insurance in making good the loss or damage for which it is compensation.

21.11	Insurance becoming void

To the extent that the requirements of any policy of insurance referred to in this Clause 21 have been notified to the Party who is not an insured under the policy, a Party must not do or omit to do:

21.11.1	anything that could cause any policy of insurance covering the Premises or any insurance policy covering any Adjoining Property to become wholly or partly void or voidable or any sums payable under the relevant policy to be withheld in whole or in part; or

21.11.2	anything whereby any abnormal or loaded premium might become payable in respect of the relevant policy, unless the relevant Party has previously notified the other Party and agreed to pay the increased premium and, in any event, the Tenant must pay to ADPC on written demand all expenses incurred by ADPC in renewing any such policy.

21.12	Requirements of insurers

The Tenant must, at all times, comply with any requirements of the insurers of the Premises.

21.13	Notice by the Tenant

The Tenant must give notice to ADPC immediately on the happening of any event or thing which might affect any insurance policy relating to the Premises.

21.14	Waiver of rights of subrogation

The Tenant must ensure that the relevant insurer waives all rights of subrogation against ADPC and its employees in respect of the Tenant Policies of Insurance.

21.15	Approval, proof of insurance

21.15.1	Not less than 30 days before any policy of insurance or any renewal thereof as referred to this Clause 21 coming into effect, the Tenant must deliver to ADPC a certified copy of each policy and all endorsements and any renewal certificate for approval by ADPC (acting reasonably).

21.15.2	The Tenant must also deliver to ADPC proof of punctual payment of all premiums on all policies of insurance.

21.16	ADPC to be named as co-insured

Each Tenant Policy of Insurance must (i) name ADPC as a co-insured, (ii) contain a cross liability Clause so that it applies to the Tenant and ADPC (and any other co-insured parties) as separate insured parties and, (iii) in the case of public liability or third-party liability insurance, include an endorsement to the effect that the policy provides primary cover to each of the insured parties.

21.17	Cancellation or non-renewal notice

In respect of any policy of insurance that can be cancelled by the insurer(s) before the expiry of its term or that is subject to renewal, the Tenant must procure that the insurer(s) agree(s) to give ADPC not less than thirty (30) days’ notice in writing of any intention to cancel or, where renewal is contemplated, any intention to refuse renewal.

22.	Use of Intellectual Property

22.1	Intellectual Property defined

In this Clause 22, “Intellectual Property” means the logo of the Kizad and any other logos that ADPC develops from time to time with respect to the Kizad or any of them, together with all trademarks, service marks, trade names, logos, designs, symbols, emblems, insignia, slogans, copyrights, know-how, confidential information, drawings, plans and other identifying materials which relate to them more generally, whether or not registered or capable of registration.

22.2	Condition of Use

The Tenant must not:

22.2.1	use any Intellectual Property without the express written authorisation of ADPC;

22.2.2	adopt or use any intellectual property that is confusingly similar or identical to or is a simulation or imitation of any of the Intellectual Property;

22.2.3	at any time use or apply to register in its own name in any part of the world any of the Intellectual Property or any intellectual property so nearly resembling the Intellectual Property as to be likely to deceive or cause confusion;

22.2.4	use the Intellectual Property or any intellectual property that is confusingly similar thereto in any part of the world as part of any corporate business or trading name or style or domain name or register in its own name as a trading name or domain name any of the Intellectual Property or any intellectual property so nearly resembling the Intellectual Property as to be likely to deceive or cause confusion; or

22.2.5	do anything that might impair the value of the Intellectual Property or the reputation of ADPC.

22.3	Consequences of Unauthorised Use

The Tenant must indemnify ADPC against all claims, proceedings, costs, damages, expenses, and losses in respect of any claims arising from, or otherwise in connection with, the use by the Tenant of the Intellectual Property or any portion thereof without permission from ADPC or in breach of any conditions of any permission.

22.4	Intellectual Property rights

The Tenant acknowledges and agrees that the Intellectual Property is the sole and exclusive property of ADPC and that any goodwill therein, whether arising directly or indirectly, as a result of the Tenant’s use of the Intellectual Property inures solely to the benefit of and becomes the sole property of ADPC.

23.	ADPC Approvals

23.1	ADPC Approvals for Fit-out Works

An ADPC Approval given in connection with the start of any proposed works does not constitute any expression of opinion by ADPC as to the technical merits of the proposed works or whether the proposed works comply with Applicable Law or the requirements of any Relevant Authority or whether or not any Third-Party Approval is required.

23.2	ADPC Approvals generally

The granting of an ADPC Approval does not relieve the Tenant of any obligation to obtain any Third-Party Approval in relation to the subject matter of the ADPC Approval nor does it relieve the Tenant of its obligation to comply with Applicable Law and the requirements of any Relevant Authority.

23.3	ADPC and Third-Party Approvals

If any Relevant Authority delegates to ADPC any right to grant any licence, consent, approval or permit on its behalf, the relevant licence, consent, approval, or permit is considered a Third-Party Approval. If ADPC is appointed as a sector regulatory authority or a relevant authority under any legislation and, in that capacity, it is empowered to grant any licence, consent, approval or permit, the relevant licence, consent, approval or permit is considered a Third-Party Approval.

24.	Limits on ADPC’s Right to Change Kizad Rules

ADPC may amend, supplement, or re-enact the Kizad Rules (in this Clause 24 an amendment, supplement or re-enactment is called a Rules Change) at any time and from time to time during the Term, subject to the following:

24.1	the rights granted by ADPC in Clause 2.1 are unaffected by any Rules Change;

24.2	any ADPC Approval (as defined in the Kizad Rules) must be issued on the basis of the Kizad Rules as at the date on which the Tenant files its application with ADPC for the relevant ADPC Approval (in this Clause 24.2 called the filing date) disregarding any Rules Change made after the filing date, except to the extent that the Rules Change is made after the filing date in order to comply with any change of Applicable Law made after the filing date; and

24.3	ADPC must deliver to the Tenant a copy of each Rules Change promptly after its publication (and for these purposes a Rules Change published on the Kizad website shall be deemed to have been delivered to the Tenant) and a Rules Change takes effect no earlier than the date on which the Tenant receives a copy of it (delivered in accordance with Clause 34 or the date of the updating of the Kizad website if applicable), except in the case of a Rules Change that is made in order to comply with a change of Applicable Law, which Rules Change takes effect immediately.

25.	Dealings

25.1	Dealings by ADPC

ADPC is free to transfer, assign, mortgage, charge, novate or otherwise deal with the whole or any part of its interest in the Premises or this Lease or (to the extent permitted by Applicable Law) grant any Relevant Interest in or to the Premises (or any part thereof) at any time, but any dealing is subject to the terms of this Lease. The Tenant hereby consents to any such dealing by ADPC. ADPC must give written notice to the Tenant of any such dealing and, upon request by ADPC, the Tenant must acknowledge any notice and, if required by ADPC, confirm its consent to any such dealing in writing.

25.2	Dealings by the Tenant

25.2.1	Except as expressly permitted pursuant to this Clause 25.2, the Tenant must not assign, novate, transfer or charge (or purport to assign, novate, transfer or charge), or otherwise dispose of or grant any Relevant Interest or grant any easement or right of way in, or otherwise part with, or deal in any way whatsoever with, its interest in the Premises (or any part or parts of the Premises thereof) or the benefit of this Lease (or any part thereof).

25.2.2	Assignment/Transfer

The Tenant may with the prior written consent of ADPC assign or transfer the whole of its interest in this Lease (but not part of it), which consent may be given subject to such conditions as are deemed appropriate by ADPC.

25.2.3	Change of Control is a deemed assignment

(a)	Change of Control means any direct or indirect change in shareholding or, where applicable, partnership or other equity interests (whether effected by one or more steps or transactions) that results in a change of control of the Tenant where control means the possession of the power to direct the management and policies of the Tenant or the distribution of its profits.

(b)	Any Change of Control is treated as an assignment of this Lease and requires the prior written consent of ADPC.

(c)	ADPC agrees not to withhold or delay its consent to any Change of Control unless it considers, acting reasonably, that the Change of Control would be likely to impair the ability of the Tenant to continue to observe and perform punctually its obligations under this Lease.

26.	Services

26.1	ADPC shall provide the Services throughout the Term;

26.2	ADPC shall not be liable for any interruption in any of the Services caused by prudent repair, replacement, renewal, maintenance or testing of any installation or by any mechanical breakdown or any other cause beyond ADPC’s control, provided ADPC takes reasonable steps to remedy the interruption within a reasonable time; and

26.3	ADPC may withhold, extend, or vary any of the matters previously performed as Services if it reasonably considers it is in the interests of good estate management to do so.

27.	Termination

27.1	Expiry

Unless terminated earlier in accordance with this Clause 27, this Lease shall terminate upon the expiry of the Term.

27.2	Termination by ADPC upon an Event of Default

27.2.1	Upon the occurrence of any Event of Default, ADPC may (without prejudice to any right or remedy available to it under this Lease or under Applicable Law) terminate this Lease immediately by notice to the Tenant.

27.2.2	In the event of early termination of this Lease for any reason, including due to an Event of Default, and notwithstanding any other rights or remedies under this Lease or under Applicable Law, ADPC and all others authorise by it may, at any time on or after the date of termination, retain the Security Deposit, re-enter the Premises, remove all persons and any property (including the Tenant’s machinery, plant and equipment) therefrom, whether or not by any available action or proceeding at law, and repossess and enjoy the Premises and any modifications made to it, and the Tenant must pay or reimburse ADPC all costs associated with the exercise by ADPC of its rights under this Clause 27.2.2.

27.2.3	If ADPC exercises its rights under Clause 27.2.2 above, then ADPC must allow the Tenant access to the Premises for a reasonable period necessary for the purposes of removing the Tenant’s property and at the start of that period the Tenant must pay to ADPC an amount equivalent to all the Payment Obligations due but unpaid and all Liabilities arising out of any default of the Tenant before the date of termination and, for that period, the Tenant must pay to ADPC an amount equivalent to the Rent payable before the date of termination, on a pro-rata basis. Any of the Tenant’s property (including machinery, plant and equipment) left in the Premises is deemed to be abandoned and ADPC may dispose of it as agent for the Tenant and apply any proceeds in remedying any default by the Tenant in the performance or observance of its obligations under this Lease and to the extent that the proceeds are not sufficient to compensate ADPC in respect of any Liabilities it incurs in connection with the removal of the Tenant’s property, the Tenant must pay the difference to ADPC.

27.3	Event of Default

The following are each an event of default (Event of Default):

27.3.1	the Rent or any part of them being unpaid for 30 days after becoming payable (whether formally demanded or not);

27.3.2	a material breach by the Tenant of any of its obligations under this Lease that is not remedied within 15 days after notice from ADPC to the Tenant stating that a breach has occurred;

27.3.3	persistent failure by the Tenant or any Tenant Party to comply with the Kizad Rules or the (persistent failure to comply with the Kizad Rules is presumed in the case of more than three breaches of the Kizad Rules, other than minor infractions, in any period of 30 days) and, after receiving notice from ADPC of persistent failure to comply with the Kizad Rules, the Tenant and/or any Tenant Party continues to breach the Kizad Rules persistently during the period of six months following receipt of ADPC’s notice;

27.3.4	the Tenant or any Guarantor of it becomes Insolvent and remains Insolvent for 60 days or more.

27.4	Termination by the Tenant

27.4.1	The Tenant may terminate this Lease by serving six (6) months’ written notice (Break Notice) in the event that the Tenant has entered into an agreement with ADPC for alternative premises on land vested in ADPC for a rent equal to or higher than the then current Rent subject to:

(a)	the Tenant paying the Rent and all other amounts due and payable under this Lease and in accordance with Applicable Law up to the date of vacation possession and handing-over of the Premises to ADPC; and

(b)	the Tenant having observed, performed and is not in breach of its covenant and obligations in this Lease as at the date of vacant possession and handing-over of the Premises to ADPC,

then on the date specified in the Break Notice and compliance with the above provisions (whichever is the later), this Lease shall cease and terminate without prejudice to the rights of ADPC against the Tenant in respect of any antecedent breaches of this Lease.

27.5	Consequences of termination by ADPC or the Tenant

27.5.1	In the event of a termination of this Lease for any reason whatsoever (other than by the Tenant pursuant to Clause 27.4), the Tenant shall forthwith pay all Rent to the Landlord which would have been due up to the expiry of the Term (taking into account all increases to the Rent pursuant to Clause 5.1 which would have applied had this Lease not been terminated).

27.5.2	The exercise by ADPC of any right or remedy under any other agreement does not preclude ADPC from exercising any right or remedy it has under this Lease or under Applicable Law.

27.5.3	Early termination of this Lease is without prejudice to rights and liabilities of the Parties which have accrued up to the date of termination, including ADPC’s right to claim damages from the Tenant in respect of the Tenant’s failure to comply with any of its obligations under this Lease.

27.5.4	The provisions of this Clause 27 and any others that are necessary for the exercise of accrued rights or remedies survive expiry of the Term or termination of this Lease.

28.	Exclusion of ADPC’s Liability

28.1	ADPC is not liable for any loss, damage, inconvenience or injury to any person or property on the Premises.

28.2	The Tenant waives all of its rights (if any) against ADPC in respect of claims for loss of profit, loss of rent, loss of use, loss of production, loss of contracts, loss of business or financial loss of a like nature or any indirect or any consequential losses of any kind arising during or as a result of the performance or non-performance of ADPC’s obligations contained in this Lease.

29.	Indemnity

The Tenant shall indemnify ADPC (and its contractors, shareholders, directors, officers, employees, agents, or representatives (in this Clause 29 collectively called the ADPC Parties)) from and against all Claims made against or suffered by ADPC or any of the ADPC Parties in relation to:

(a)	any loss of or damage to property or injury or death to persons resulting from any negligent act or omission of the Tenant or a Tenant Party or that arises out of or is in any manner connected with the performance of this Lease or compliance with the Kizad Rules, except to the extent that such loss, damage, injury, or death is attributable to the negligence or misconduct of, or breach of this Lease by, ADPC or any ADPC Party;

(b)	the violation of any Applicable Law by the Tenant or any Tenant Party occurring at the Premises; and

(c)	the breach by the Tenant of any one or more of the provisions of this Lease.

30.	Confidentiality

30.1	Basic rule

Subject to Clause 30.2, each Party must keep confidential this Lease and all matters relating to this Lease and must not make any disclosure and must use all reasonable endeavours to prevent its employees, agents and servants from making any disclosure to any person of any information, data, documents, secrets, dealings, transactions or affairs of or relating to this Lease.

30.2	Exceptions

The confidentiality obligations of a Party do not apply to the following:

30.2.1	any matter which that Party can demonstrate is already generally available and in the public domain other than as a result of a breach by it of Clause 30.1;

30.2.2	any disclosure which is reasonably required for the performance of that Party’s obligations, or the exercising or enforcement of its rights, under this Lease;

30.2.3	any disclosure which is required by any law (including any order of a court of competent jurisdiction) or in order to comply with the rules of any stock exchange or governmental or regulatory authority whether or not having the force of law;

30.2.4	the disclosure of any information which is already lawfully in the possession of that Party before its disclosure by the other Party; and

30.2.5	the provision of information to any financiers or to other funders (or potential financiers or funders) of that Party or to the professional advisers of any financiers or other funders.

30.3	Confidentiality chain

When disclosure is permitted under Clause 30.2.5, the recipient of the information is subject to a similar obligation of confidentiality as that contained in this Lease.

31.	No Warranty as to Use

ADPC does not warrant the use of the Premises for the Permitted Use or that the Premises are fit for any specific purpose.

32.	Translation and Registration of this Lease

32.1	The Parties acknowledge that the English version of this Lease (save for the translation of the Standard Terms in this Part II) shall be the only version executed by the Parties.

32.2	If required by Applicable Law or for registration of this Lease the Tenant shall be responsible for Translation of this Lease. ADPC may upon written request by the Tenant procure a full and accurate Arabic translation of this Lease for the Tenant.

32.3	If ADPC procures the translation, then the Tenant shall reimburse ADPC for the costs of the translation referred to in Clause 32.2 upon demand.

32.4	If any ambiguity or discrepancy arises between the English and Arabic texts of this Lease, the English text shall prevail save to the extent that the Applicable Law requires otherwise.

32.5	The Parties acknowledge that this Lease was originally drafted, and negotiations thereof were conducted, in the English language. If Applicable Law requires that the Arabic text of this Lease shall prevail, the Parties shall refer to the English text of this Lease to resolve any ambiguity or discrepancy within the Arabic text of this Lease.

32.6	To the extent required by Applicable Law the Tenant shall register this Lease in the Land Register maintained at the Abu Dhabi Municipality or at any other public register or governmental authorities require. The Occupier must pay all costs, expenses, and fees in connection with the registration of this Lease.

33.	General

33.1	This Lease and, where applicable, the Kizad Rules and the Fit-Out guide constitute the entire agreement between the Parties relating to the subject matter of this Lease and supersede all previous verbal or written agreements and negotiations between the Parties save in respect of any outstanding rights and obligations (if any) the Parties may have pursuant to the Reservation Agreement.

33.2	The Parties acknowledge and confirm that:

33.2.1	the relevant internal procedures applicable to it entering into this Lease have been satisfied and the Parties have the capacity and power to enter into this Lease; and

33.2.2	there has been no bad faith, fraud, coercion, duress, or undue influence on the part of any of the Parties, their respective directors, employees, agents, and advisers in entering into this Lease.

33.3	Nothing in this Lease may be construed so as to contradict any mandatory provision of any Applicable Law.

34.	Notices

34.1	Any notice given or made by or to ADPC or the Tenant under this Lease must be in writing and served by delivering it personally or by sending it by courier or by fax, to the recipient at its address or fax number shown in the Particulars (or any other address or fax number subsequently advised to the other Party in writing from time to time). A notice is deemed to be received:

34.1.1	if delivered personally, at the time of delivery;

34.1.2	if delivered by a courier, on the date of delivery as evidenced by the records of the courier; and

34.1.3	if sent as a fax, at the time of transmission receipt of the fax,

34.1.4	provided, in each case, that the deemed day of receipt is not a statutory public holiday or a day on which banks in Abu Dhabi are closed for the conduct of non-automated business (if it is, delivery of the notice is deemed to be received on the next day that is not a statutory public holiday and on which banks in Abu Dhabi are open for the conduct of non-automated business).

35.	Governing Law and Jurisdiction

35.1	This Lease and the rights of the Parties under this Lease are governed by the laws of Abu Dhabi and the applicable federal laws of the UAE. Nothing in this Lease is intended to contradict any mandatory provision of any Applicable Law.

35.2	Unless any court or other statutory body has exclusive jurisdiction to resolve disputes in relation to this Lease, if any dispute, claim, difference or controversy arises between the Parties out of or relating to this Lease (including any dispute as to its existence, validity, interpretation, performance, breach or termination or the consequences of its nullity and any dispute relating to any non-contractual obligations arising out of or in connection with it) (Dispute), the Parties must try to settle the Dispute by consulting and negotiating with each other, in good faith and understanding of their mutual interests, to reach a just and equitable solution satisfactory to both Parties.

35.3	If the Parties do not reach a solution as provided for in Clause 35.2, the Dispute must be referred to and finally resolved by arbitration under the rules of the International Chamber of Commerce (Rules), which Rules (as amended from time to time) are incorporated by reference into this Clause 36. For these purposes:

35.3.1	the place of arbitration is to be Abu Dhabi;

35.3.2	there are to be three arbitrators, each of whom must be disinterested in the arbitration and must have no connection with a Party; and

35.3.3	the language of the arbitration is to be English.

36.	Waiver of Immunity

Each Party hereby waives any right or claim it may have against the other Party for sovereign or diplomatic immunity or exemption from liability so far as it relates to the enforcement of its obligations pursuant to this Lease.

37.	No Waiver and Severance

37.1	No Waiver

Failure by either Party on any occasion to insist upon observance or performance by the other Party of any obligation in this Lease does not amount to a waiver of any breach or acceptance of any variation by that Party. No waiver by either Party of any breach of any obligation or provision in this Lease express or implied operates as a waiver of another breach of the same or of any other obligation or provision of this Lease, whether express or implied. The rights and remedies under this Lease may be exercised as often as necessary and are cumulative and not exclusive of any rights or remedies provided by Applicable Law.

37.2	Severance

If a provision of this Lease is or becomes illegal, invalid, or unenforceable in any jurisdiction, it does not affect:

37.2.1	the validity or enforceability in that jurisdiction of any other provision of this Lease; or

37.2.2	the validity or enforceability in other jurisdictions of that or any other provision of this Lease.

38.	No Variation

No amendment to this Lease is valid unless it is made in writing and executed by each Party’s authorised representative.

39.	Legal Costs

Each Party must pay its own legal and other costs in relation to the negotiation, preparation, and performance of this Lease.

40.	Counterparts

This Lease may be executed in any number of counterparts, all of which when taken together constitute one and the same instrument.

Schedule 1
Plans

Part A
Premises Plan

Schedule 2
Rights Granted

1.	Subject to the Kizad Rules, and to any temporary interruption for repairs, alterations or replacements, the right for the Tenant for the Term (in common with ADPC and all persons having a similar right) to use the common parts of Kizad designated by ADPC from time to time for all proper purposes in connection with the use and enjoyment of the Premises.

2.	Subject to any temporary interruption for repairs, alterations or replacements, the right for the Term to the passage of any of the Utilities to and from the Premises through any relevant Conduits which are now or may be in, under, or over any other part of the Premises, in each case so far as any of the same are necessary for the reasonable use and enjoyment of the Premises.

3.	The right in common with others to use the areas so designated by ADPC for the deposit of all rubbish and refuse in proper receptacles for collection.

4.	The right or rights (if any) described in Part III of this Lease (which is (are) deemed to be incorporated into this Schedule 2 (Rights Granted) by reference).

Schedule 3
Exceptions and Reservations

The following rights and easements are excepted and reserved out of the Premises to ADPC and all other persons authorised by it or having the like rights and easements:

1.	ENTRY

1.1	The right at all reasonable times upon reasonable prior notice (except in cases of emergency) to enter the Premises (with all necessary materials, equipment, appliances, and workmen) and/or carry out works in order to:

1.1.1	inspect, cleanse, maintain, repair, connect to, remove, lay, renew, relay, replace, alter, or execute any works to or in connection with any pipes, valves, conduits, lines, works, facilities, equipment, devices, or services in or accessible from (or that ADPC wishes to lay, build, or undertake in or near to) the Premises;

1.1.2	execute repairs, decorations, alterations, or any other works, and to make installations to, any Adjoining Property;

1.1.3	affix and retain on the Premises notices for the sale or reletting of the Premises;

1.1.4	perform and/or exercise any of ADPC’s rights and obligations under this Lease;

1.1.5	carry out any other activities connected with the interest of ADPC in relation to the Premises and Kizad including valuing or disposing of ADPC’s interest in it; and

1.1.6	satisfy any Legal Requirements to which the Premises or any Adjoining Property (or, in each case, any part thereof) is subject.

1.2	The right to erect scaffolding for the purpose of repairing any building now, or after the date of this Lease, erected on any Adjoining Property, or in connection with the exercise of any of the rights mentioned in this Schedule 3 (Exceptions and Reservations) even though the scaffolding may temporarily restrict the access to, or enjoyment or use of, the Premises.

1.3	In exercising the rights specified in paragraphs 1.1 and 1.2 above, ADPC or the person exercising the right must:

1.3.1	give the Tenant reasonable prior notice that the right is to be exercised and must only exercise it at reasonable times (except in an emergency, when no notice need be given and when it can be exercised at any time);

1.3.2	make good, as soon as practicable and to the reasonable satisfaction of the Tenant, any damage caused to the Premises;

1.3.3	comply with the Tenant’s posted security and safety procedures and follow the Tenant’s reasonable directions;

1.3.4	remove all debris and other excess material from the affected portion of the Premises within a reasonable period of time after the completion of any works; and

1.3.5	reimburse the Tenant for any reasonable and direct costs incurred by the Tenant in connection with the exercise of those rights.

2.	LIGHT AND AIR ETC.

Any rights of light, air, support, protection and shelter or other easements and rights now, or after the date of this Lease, belonging to, or enjoyed by, any Adjoining Property (or any part).

3.	BUILDING ON ADJOINING PROPERTY

3.1	The right, without paying compensation to the Tenant, at any time to build on, re-develop or execute any works to any Adjoining Property or any buildings thereon in such manner as the person exercising the right shall think fit notwithstanding the fact that the same may obstruct affect or interfere with the amenity of the Premises (or any part) or the passage of light and air to the Premises (or any part).

3.2	ADPC is not responsible for any construction or development that takes place in any Adjoining Property.

4.	SUBJECTIONS

This Lease is and takes effect subject to:

4.1	all matters affecting the Premises (or any part) existing as at the date of this Lease and/or referred to in or permitted by this Lease; and

4.2	all rights of way, easements, restrictions, matters, or provisions contained in, referred to or permitted by the Kizad Rules (including the ‘Development Control Regulations’, as defined, and set out in the Kizad Rules, which constitute an easement over the Premises in favour of the Adjoining Property) or this Lease or imposed by any Relevant Authority, and the Tenant is deemed to have full knowledge of the matters referred to above and must not raise any objection or requisition in respect thereof.

5.	OTHER RESERVATIONS

The reservation or reservations (if any) described in Part III of this Lease (which is (are) deemed to be incorporated into this Schedule 3 (Exceptions and Reservations) by reference).

Schedule 4
Services

1.	Inspecting, maintaining, and repairing, altering, rebuilding, and renewing and, where appropriate, treating, washing down, painting, and decorating all parts of Kizad not comprised in any Lettable Unit including the Common Parts and the Retained Parts.

2.	Inspecting, maintaining, repairing, cleansing, emptying, altering, and renewing all Service Media.

3.	Keeping the Common Parts properly cleansed, treated, maintained, repaired and adequately lit.

4.	Providing and maintaining any architectural or ornamental features or murals and any plants, shrubs, trees, or garden area in the Common Parts.

5.	Supplying, whether by purchase or hire, and maintaining, renewing replacing, repairing, and servicing all fixtures and receptacles, appliances, materials, equipment, plant, and other things reasonably necessary for the maintenance, upkeep, or cleanliness of Kizad or otherwise in connection with the provision of the Services.

6.	Providing a security service to the Common Parts.

7.	Implementing any infestation control in the Common Parts.

8.	Any other services relating to Kizad provided by ADPC from time to time which shall be:

(a)	reasonably capable of being enjoyed by the occupier of the Premises; or

(b)	reasonably calculated to be beneficial and relevant to the overall interests of Kizad, its occupiers and their customers; or

(c)	appropriate for the maintenance, upkeep, or cleanliness of Kizad; or

(d)	otherwise in keeping with the principles of good estate management,

and any reference in this Schedule to renewal includes renewal, in accordance with the principles of good estate management, of the relevant part of Kizad which is beyond its natural life even though it is not malfunctioning.

SCHEDULE 5

PART 1

ADPC SPECIFICATION

Not Applicable

PART 2

TENANT’S SPECIFICATION MODIFICATIONS

Not Applicable

PART III

AMENDMENTS AND SPECIAL CONDITIONS

1.	Amendments to Standard Terms (Part II)

1.1	The provisions of Part II of this Lease shall be amended as set out below (if any).

1.2	Save as provided below the remaining provisions of Part II of this Lease shall remain in full force and effect.

2.	Special Conditions

1.1	The following special conditions shall form part of this Lease.

1.2	Save as provided above in paragraph 1 of this Part III the remaining provisions of Part II of this Lease shall remain in full force and effect.

Special Condition Number	Relevant provision
2.1	Additional Rights Granted to the Tenant under Schedule 2 of Part II:
2.2	Additional Exceptions and Reservations to ADPC under Schedule 3 of Part II: None.

SCHEDULE 6

RENT ESCALATION

Year of the Term	Rental Rate (AED per m²)	Annual Rent
1	200.00	2,368,156.00
2	257.50	3,049,000.85
3	309.00	3,658,801.02
4	360.50	4,268,601.19
5	412.00	4,878,401.36

Signed by the duly authorised representatives of the Parties on the date of this Lease as follows:

Mohamed Al Khadar Al Ahmed
Chief Executive Officer - KIZAD Group
Duly authorised representative
for and on behalf of ABU DHABI PORTS COMPANY PJSC

Signed by:	Mr. Nan Wu	Witness

Duly authorised representative		Name

for and on behalf of the NWTN TECHNOLOGIES INDUSTRIES - SOLE PROPRIETORSHIP L.L.C.